Exhibit 21

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SUBSIDIARIES OF THE COMPANY


Burlington Coat Factory Warehouse Corporation is the parent corporation of two hundred fifty-three subsidiaries which operate
"off-price" retail apparel stores in the United States.

Burlington Coat Factory Realty Corp., a Delaware corporation, which buys, sells and otherwise deals in real estate in connection with the Company's business.

Burlington Coat Factory Warehouse, Inc., a Pennsylvania corporation, which leases the Company's store in Clifton Heights, Pennsylvania to one of the Company's operating subsidiaries.

Monroe G. Milstein, Inc., a New York corporation, which operates a wholesale apparel business.

LC Acquisition Corp., a New York corporation, which owns an interest in a manufacturer of coats.

C.L.B., Inc., a Delaware corporation, through which the Company collects royalties from its subsidiaries for the use of its trade names.

C.F.I.C. Corporation, a Delaware corporation, through which the Company invests excess funds.

C.F.B., Inc., a Delaware Corporation, through which the Company provides financing for its subsidiaries for the acquisition of their merchandise inventory and store fixtures.

Burlington Coat Factory Direct Corporation, a New Jersey corporation, formed for direct marketing purposes.




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